Exhibit 10.18

                       EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made effective as of May 6, 1996, and has been entered into between Unapix Entertainment, Inc., a Delaware corporation with its principal offices at 500 Fifth Avenue, New York, NY, 10110 (hereinafter, together with its subsidiaries referred to as the "Employer" or "Company"), and Timothy Smith , an individual with a residence located at Valencia Road, Orinda, California 94563 (hereinafter called the "Employee").

      WHEREAS, Employer desires to employ, on the terms and conditions set forth herein, the Employee as Executive Vice President of Production of Employer's Unapix North American division (the "North American Division") and Pangea Digital Pictures; and

      WHEREAS, the Employee desires to be employed by the Employer on the terms and conditions set forth herein,

      NOW THEREFORE, the Employer and Employee agree as follows:

      1.    EMPLOYMENT:

            The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

      2.    TERM:

            Subject to the provisions of termination as hereinafter provided, the term of this agreement shall begin on May 6, 1996, and shall terminate on February 14, 1998; provided, however, that such term shall be automatically extended for an additional one year period, unless either Employer or Employee gives notice to the other of its election not to so extend the term at least 180 days prior to February 14, 1998. The term of this Agreement is hereinafter sometimes referred to as the "Employment Period".

      3.    COMPENSATION:

            (a) For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee a salary of $135,000 per year (the "Base Salary").

      Such compensation shall be payable in equal installments in conformity with the regular payroll of Employer. Commencing January 1, 1997 and for each year thereafter that this agreement is in effect, Employee's Base Salary will be increased by the increase, during the prior year, in the Consumer Price Index applicable to the New York, New York, Metropolitan Region as
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published by the Bureau of Labor statistics of the U.S. Department of Labor (the
"Index"). If the Employer's Board of Directors awards the Employee a discretionary bonus or increases his salary in any year and an increase is due to Employee as a result of an increase in the Index, the increase attributable to the increase in the Index will be offset by the amount of the discretionary bonus or salary increase received by the Employee in the prior year.

            (b) Employee will be paid, as bonus compensation, an amount equal to five percent (5%) of the profits accrued by the Company, during the Employment Period and for the six month period immediately thereafter (the "Bonus Period"), from programs ("Employee Programs") that are produced by the Company which he developed and the production of which he is the principal employee of the Company to supervise ("Program Profits"). Such profits shall be determined on a title by title and accrual basis and computed by deducting the following from revenues accrued by the Company from each such program: (i) all direct costs of such program's production; (ii) interest expenses and other financing costs incurred with respect to such production; (iii) distribution and marketing fees and expenses incurred with respect to such program; (iv) all third-party participations in connection with the distribution and production thereof; and
(v) an allocable portion of the Company's overhead expenses, which it is agreed shall equal thirty percent (30%) of the Company's commitment to fund the production budget of such program (and shall be deducted from revenues in addition to the amount deducted pursuant to clause (i) above). Notwithstanding the foregoing or anything else to the contrary contained herein, the amount of such overhead expenses allocated to a program shall be reduced to the extent overhead expense items of the Company are included in the production budget for said program (for example, the inclusion of a portion of Employee's salary in the budget). Such bonus shall be payable on the 45th day following the end of each calendar quarter during the Bonus Period with respect to Program Profits received during such quarter. If such bonus is being paid with respect to any calendar quarter during which the Bonus Period terminated, then the amount of the bonus to be paid pursuant to this Section 3(b) shall be the amount that would otherwise be payable pursuant to this Section 3(b) had the Bonus Period ended after such quarter multiplied by a fraction the numerator of which is the number of days comprising the Bonus Period during that quarter and the denominator of which is 91. Notwithstanding anything else to the contrary contained herein, (i) the Company shall pay Employee $3000, as an advance of his bonus hereunder, for successfully completing the production of each of the first three six-part series of the "VISIONARIES" (i.e. a total advance of $9,000 for successfully completing the production of the first 18 programs of the series), which advance shall be recoupable from all bonus amounts which would otherwise be due Employee hereunder and (ii) if a bonus payment is made to Employee with respect to Program Profits accrued during a particular period (the "Applicable Period") from a particular

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

program, and there are subsequent chargebacks, returns or other adjustments during subsequent periods with respect to such program, which adjustments relate to sales or other items reflected in the calculation of Program Profits from such program during the Applicable Period, then the Company shall be entitled to recoup from future bonus payments otherwise payable to Employee under this
Section 3(b), the difference between (x) the bonus payment that was paid to Employee with respect to such program for the Applicable Period and (y) the amount that would have been payable to Employee with respect to such program for the Applicable Period had the subsequent adjustments been reflected in the calculation for the Applicable Period.

      Employer agrees to negotiate in good-faith the amount of a bonus to be paid to Employee based upon a percentage of the profits generated by programs that Employer produces that were developed by Employee but the production of which he is not the principal employee of Employer to supervise. Employee understands and acknowledges that such percentage will be less than five percent (5%).

      4.    DUTIES:

            The Employee is employed as Executive Vice President of Production of the North American Division and Pangea Digital Pictures. Employee shall report to the President and Chairman of the Board of the Company, until otherwise directed by the Company's Board of Directors, and shall perform such duties as are assigned to him by the President or Chairman of the Board.

      5.    EXTENT OF SERVICES:

            During the term of his employment, Employee will devote all of his business related time to the performance of his services for the Company, and except as may be specifically permitted by the Board of Directors of the Company, shall not be engaged in any other business activity during the Employment Period.

      6.    VACATION:

            The Employee shall be entitled each year to a vacation of two weeks as well as three personal days, during which time his compensation shall be paid in full and his fringe benefits shall not be suspended or diminished.

      7.    FRINGE AND RETIREMENT BENEFITS:

            The Employee shall be entitled to participate on the same basis, and subject to the same qualifications as other executives of the Employer (other than those benefits provided under or pursuant to separate individual employment agreements or arrangements), in any pension, profit sharing, insurance, stock purchase, savings, hospitalization, sick leave and other fringe benefit plans ("Plans") in effect from time to time with respect to

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

executives of the Employer (the "Fringe Benefits"). Employee's Base Salary shall constitute the compensation on the basis of which the amount of Employee's benefits under any such plan shall be fixed and determined.

      8.    EXPENSES:

            The Employee shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred on behalf of the Employer, including all reasonable travel and entertainment expenses paid or incurred by Employee in connection with the performance of his duties. Employee shall provide such documentation for such expenses as Employer shall from time to time reasonably require.

      9.    TERMINATION:

           (a) Death. If Employee dies during the Employment Period, the Company shall pay Employee's designated beneficiary (or, in the event of the death of or failure to designate a beneficiary, Employee's personal representative) the Base Salary provided for in Section 3(a) above, for the four calendar week period (the "Four Week Period") following the calendar week in which Employee dies, at the rate in effect at the time of his death. The Employment Period shall be deemed to end as of the end of the Four week Period, but without prejudice to any other payments due in respect of Employee's death.

           (b) Disability. If Employee suffers a "Disability" (as hereinafter defined) and as a result is unable to perform substantially and continuously the duties assigned to him for a period of 90 consecutive or non-consecutive days out of any consecutive twelve-month period, the Company shall have the right to terminate the employment of the Employee effective 30 days after notice in writing to the Employee. In the event of termination pursuant to this Section 9(b), the Employee shall be entitled to receive (i) any Base Salary and other benefits earned and accrued, and reimbursement for expenses incurred, prior to the date of termination, and (ii) regular installments of the Employee's Base Salary for the four week period immediately following such termination. No provision of this Agreement shall limit any of Employee's rights under any Plans for which the Employee was eligible at the time of such death or Disability. During the period of any Disability prior to termination of the Employee's employment, the Employee shall continue to receive his Base Salary, reduced by any payments paid to the Employee for the same period because of disability under any disability or pension plan of the Company.

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

      For purposes of this Agreement, "Disability" shall mean the mental or physical inability of the Employee to materially perform his duties under this Employment Agreement.

      (c) Termination for Employee's Breach. Employer shall have the right to terminate this Agreement and the employment hereunder if Employee materially violates his responsibilities under the Agreement and such violation continues after having received notice of such violation and 30 days to cure such violation(s) to the satisfaction of Employer's Board of Directors. Employer may immediately terminate this Agreement upon: (i) determination by Employer's Board of Directors that the Employee has willfully defaulted on a material obligation of this Agreement; (ii) upon the determination by Employer's Board of Directors that there has been a defalcation of the Employer's funds by Employee or that Employee has otherwise been dishonest in connection with his employment; (iii) upon conviction of Employee on a felony charge or commission of an act of moral turpitude; or (iv) upon the determination by Employer's Board of Directors that the Employee has had unauthorized discussions of Employer's business activities, or improperly disclosed trade secrets or confidential information concerning Employer's business activities or proposed business activities. Notwithstanding anything to the contrary contained in this Agreement, upon termination of employment pursuant to this Section 9(c), Employee shall not be entitled to any further bonus payments pursuant to Section 3(b).

      (d) Termination for Employer's Breach. Employee shall have the right to terminate this Agreement if the Employer materially breaches any of the provisions hereof and such breach is not cured within thirty (30) days after the Employer receives written notice from Employee thereof.

      10.   CUSTOMER LISTS AND TRADE SECRETS:

            From and after the date of this Agreement, including after the Employment Period, Employee shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include: the identity of the Company's customers, suppliers and prospective customers and suppliers; the identity of the Company's creditors and other sources of financing or potential creditors and other potential sources of financing; the Company's estimating and costing procedures and the cost and gross prices charged by the Company for its products; the prices or other consideration charged to or required of the Company by any of its suppliers or potential suppliers; the Company's sales and promotional policies; and all information relating to entertainment programs or properties being produced or otherwise developed by the Company. Employee shall not reveal said trade secrets to others except in the proper exercise of his duties and authorities for the Company, or use his knowledge

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

thereof in any way that would be detrimental to the interests of the Company, unless compelled to disclose such information by judicial or administrative process; provided, however, that the divulging of information shall not be a breach of this Section 10 to the extent that such information was (i) previously known by the party to which it is divulged or (ii) already in the public domain, all through no fault of Employee. Employee shall also treat all information pertaining to the affairs of the Company's suppliers and customers and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers.

      11.   CERTAIN RESTRICTIONS:

            During the Employment Period and for a period of one year thereafter Employee shall not (i) influence or attempt to influence any customer not to do business with the Company, (ii) induce, invite, solicit or attempt to induce, invite or solicit any person who shall have been an employee of the Company at the time of termination of the Employment Period or during any part of the period of one year prior to such date to leave the employ of the Company or to become interested in or in any way conducted with a business similar to that of the Company, or employ or attempt to employ any such employee of the Company,
(iii) divert or attempt to divert any business from the Company, (iv) interfere or attempt to interfere in any way with the Company's relationship with any of such customers, employees or suppliers. Notwithstanding the foregoing or anything else to the contrary contained herein, the provisions of this paragraph shall not be applicable if Employee terminates this Agreement pursuant to
Section 9 (d) as a result of Employer's material breach of the provisions of this Agreement.

      In addition to any other restrictions on Employee's activities during and after the Employment Period contained in this Agreement or otherwise, Employee shall not, during the Employment Period, directly or indirectly, except with the written consent of Company, engage in any business (whether alone or as a consultant, officer, director, owner, employee, partner or other active or passive participant) with or for, be financially interested in, or represent or otherwise render assistance or services to any person or entity who or which competes or intends to compete, or who or which is affiliated (by reason of common control, ownership or otherwise) with any other person or entity who or which competes or intends to compete, directly or indirectly, with the business then conducted by the Company or any of its affiliates. Notwithstanding the foregoing, Employee shall not be precluded from the ownership, directly or indirectly, solely as an investment, of securities of any entity which are traded on any national securities exchange or NASDAQ, if Employee (A) is not a controlling person of, or a member of a group which controls, such entity and
(B) does not, directly or indirectly, own 5% or more of any class of securities of such entity.

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

      12.   INJUNCTION:

            Notwithstanding any other provisions of this Agreement, Employee acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of Section 10 or 11, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction, without prejudice to any other remedies that may be available at law or in equity.

      13.   OPTIONS TO PURCHASES COMMON STOCK:

            Promptly following execution of this Agreement the Company shall issue to Employee 25,000 common stock purchase options (the "Initial Options"), each entitling the Employee to purchase one share of the Company's common stock at an exercise price of $4.00 per share. None of the Initial Options shall be exercisable until the first anniversary of the date of this Agreement. Commencing on such first anniversary and on each of the next two such anniversaries during the Employment Period, one third of the Initial Options shall become exercisable (i.e. on the first anniversary 8,334 Initial Options shall become exercisable; on the second anniversary 8,333 Initial Options shall become exercisable; and on the third anniversary the remaining 8,333 Initial Options shall become exercisable); provided, however, that all of Employee's options shall become immediately exercisable if (i) the Company sells all or substantially all of its assets or (ii) merges into or consolidates with another corporation or sells shares of capital stock, and in connection with such transaction there is a change in the composition of a majority of the Company's Directors.

            The Company will issue to Employee an additional 25,000 common stock purchase options (the "Additional Options;" the Initial Options together with the Additional Options are referred to collectively as the "Options") at such time during the Employment Period as Employee has developed, and been the principal employee of the Company to have overseen the production of, at least 18 television programs for the Company and all of the programs developed and so overseen by Employee, on a cumulative basis, have resulted in a profit for the Company (the "Additional Option Threshold"). Such profit shall be determined on an accrual basis and shall be computed by deducting the following from the revenues accrued by the Company from such programs: all direct costs of their production; interest expenses and other financing costs incurred with respect to such productions; all distribution and marketing fees and expenses incurred with respect to such programs; all third party participations in connection with the distribution and production thereof; and all overhead expenses allocated to said programs and deducted from revenues derived therefrom in computing the profits from such programs pursuant to Section 3(b). Each Additional Option shall entitle Employee to

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

purchase one share of the Company's common stock ("Common Stock") at an exercise price equal to $.125 above the "Market Value" (as hereinafter defined) of such Common Stock on the date such Additional Options have been earned in accordance herewith. "Market Value" means the closing sales price of a share of Common Stock as reported by the principal stock exchange on which shares of Common Stock are traded, or if not so traded on a securities exchange, then as reported by NASDAQ (and if not so reported by NASDAQ, then the average of the bid and ask prices as reported by the National Quotation Bureau). The Additional Options shall be deemed earned on the date immediately preceding the Company's public announcement of financial results for a fiscal quarter or fiscal year in which the Additional Option Threshold has been achieved.

      The Initial Options shall terminate on June 30, 2001. Each Additional Option shall terminate five years after the date it is earned. Notwithstanding the foregoing, all Options shall terminate ninety (90) days after termination of Employee's employment by the Company, unless such termination of employment is pursuant to section 9 (c), in which case such Options shall immediately expire. The Options shall have such other terms and provisions as are customarily contained in options granted by the Company to its other employees.

      14.   MISCELLANEOUS PROVISIONS:

            (a) Notice and Communication. All notices and communications hereunder shall be in writing and shall be hand delivered or sent postage prepaid by registered or certified mail, return receipt requested, to the addresses first above written or to such other address of which notice shall have been given in the manner herein provided. A copy of any notice sent to Employee shall also be sent to Neal S. Solomon, Esq., c/o Pellettieri, Rabstein and Altman, 100 Nassau Park Blvd., Suite 111, Princeton, New Jersey 08543-5301.

            (b) Entire Agreement. All prior agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement, and this Agreement constitutes the entire understanding between the parties with respect to employment of the Employee by Employer. This Agreement may not be modified, amended, changed or discharged, except by a writing signed by the parties hereto and then only to the extent therein set forth.

            (c) Non-Delegation, Etc. Neither party may assign any rights or obligations under this Agreement, without the consent of the other party hereto.

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

            (d) Waiver. No waiver of any breach of this agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent therein set forth.

            (e) Section Headings. The section headings of this agreement are solely for the purpose of convenience and shall neither be deemed a part of this agreement nor used in any interpretation thereof.

            (f) Governing Law. This Agreement and the relationship of the parties shall be governed by, and construed in accordance with, the laws of the State of New York.


            (g) Prior Employment. Employee represents to Employer that Employee is not a party to or bound by any written agreement, understanding or restriction relating to his employment, nor, to the best of his knowledge and belief, is he a party to or bound by any other agreement, understanding, or restriction relating to his employment. Employee expressly represents, undertakes and agrees that to the best of his knowledge and belief he has not done and will not do anything in furtherance of this Agreement or his duties hereunder that will violate any obligations he may have to any prior employer and that he has complied with all requirements of notice applicable to the termination of any prior employment or agreement before he commenced his employment under this Agreement.

            (h) Severability. If any provision of this Agreement or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

            (i) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company's successors and assigns.

            (j) Cooperation in Connection with Obtaining Key Man Life Insurance. If the Company, in its discretion, elects to obtain "Key Man" life insurance with respect to Employee, which insures Employees life and names the Company as beneficiary, Employee shall cooperate with the Company in obtaining said insurance. Without limiting the generality of the foregoing, Employee agrees to submit to such medical examinations, and take such other actions, as may be reasonably requested by the Company in obtaining such insurance.

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

            (k) Relocation Expenses. Employer shall reimburse Employee for all reasonable fees charged by moving companies to transport his personal property from his present residence located in the San Fransisco metropolitan area (the "California Residence") to his residence located in the New York City metropolitan area (the "New York City Residence"). Employer shall also reimburse Employee for reasonable travel expenses incurred by him in transporting he and his family from the California Residence to the New York City Residence.

      In order to be entitled to reimbursement or any other payments pursuant to the provisions of this Section 14(k), Employee shall promptly provide Employer with copies of all documents, instruments and agreements, requested by Employer,
(i) evidencing the expenses incurred for which reimbursement is sought, or (ii) otherwise necessary to enable the Employer to determine the amount of payments to which the Employee is entitled pursuant to this Section 14(k). Within 30 days of receipt of proper evidence of such expenses, Employer shall reimburse Employee.

      Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in no event shall Employer be obligated to reimburse Employee for any such relocation expenses exceeding $20,000.

            (l) Indemnification. Subject to the accuracy of Employee's representations and warranties contained in Section 14(g), and Employee's compliance with this Agreement, Employer will indemnify and hold Employee harmless from and against any and all loses, costs, expenses and liabilities arising from (i) claims brought by third parties with respect to programs produced by Employer that Employee develops and supervises on behalf of Employer, and (ii) suits brought by IVN Communications, Inc. against Employee in connection with the termination of his employment with IVN and his becoming employed by Employer.

      If any action, claim, proceeding or investigation is instituted or threatened by a third party against Employee in respect of which indemnity may be sought hereunder, Employee shall promptly notify Employer thereof in writing, but the omission so to notify Employer shall not relieve Employer from any other obligation or liability that Employer may have to Employee under this Agreement or otherwise unless such failure to notify has materially prejudiced Employer. Employee will, upon notice to Employer, have the right to retain counsel of his choice in connection with any such action, claim, proceeding or investigation, and to be reimbursed by Employer for the reasonable fees and disbursements for such counsel. In lieu of reimbursing Employee for the expenses of defending any such action, claim, proceeding or investigation, Employer shall have the option of assuming and paying directly for the defense thereof with counsel reasonably acceptable to Employee, and Employer shall have no liability for the expenses of defending any such action, claim, proceeding or investigation incurred by Employee after Employer notifies Employee of its assumption of such defense. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Employer will have no

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

liability or obligation to indemnify Employee for any losses, costs or expenses incurred with respect to a settlement effected without its prior written consent.


      IN WITNESS WHEREOF, the parties hereto execute this Agreement and intend to be hereby bound, effective as of the date first above written.


                                                UNAPIX ENTERTAINMENT, INC.

ATTEST:


/s/_______________________________            By: /s/ David M. Fox
                                                 ------------------------------
                                                 David M. Fox, President

WITNESS:


/s/ Kelly Costigan-Smith                         /s/ Timothy Smith
-----------------------------------             -------------------------------
                                                Timothy Smith


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